Exhibit 10.2

MTL INC.

1998 STOCK OPTION PLAN

(as amended and restated March 11, 2008)

1.	PURPOSE OF THE PLAN.

The purpose of the MTL, INC. 1998 STOCK OPTION PLAN (the “Plan”) is (i) to further the growth and success of MTL, Inc., a Florida corporation (the “Company”), by permitting employees of the Company to acquire shares of common stock, $.01 par value, of the Company (the “Shares”), thereby increasing such employees’ personal interest in such growth and success and (ii) to provide a means of rewarding outstanding contribution by such persons to the Company. Options granted under this Plan (the “Options”) are not intended to qualify as “incentive stock options” under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	DEFINITIONS.

As used in this Plan, the following capitalized terms shall have the meanings set forth below:

“AFFILIATE” means any Person that is controlled by, controlling or under common control with the Company and shall include Apollo and each of its partners and each Person in which Apollo or such partners hold or have the right to acquire, collectively, more than 25% of the voting Equity Interest.

“APOLLO” means Apollo Management, L.P.

“BOARD” has the meaning set forth in Section 3(a).

“CAPITAL STOCK” means any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock.

“CODE” has the meaning set forth in Section 1.

“COMMITTEE” has the meaning set forth in Section 3(a).

“COMPANY” has the meaning set forth in Section 1.

“DISABILITY” shall have the meaning defined in an employment or similar agreement between the Company and the Optionee, or, if there is no employment or similar agreement between the Company and the Optionee that defines “disability” for purposes of such agreement, what constitutes a “disability” shall be determined by the Committee in good faith.

“EBITDA” means, for any period of determination thereof, Net Income of the Company and its subsidiaries plus, without duplication, (a) Interest Expense, (b) income tax expense, refunds or credits for such periods, and (c) depreciation and amortization expense of the Company and its subsidiaries, all determined in accordance with GAAP.

“EFFECTIVE DATE” means the date of consummation of the transactions contemplated under that certain Agreement and Plan of Merger by and between the Company and Sombrero Acquisition Corp. dated as of February 10, 1998.

“EQUITY INTEREST” means (a) with respect to a corporation, any and all Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock) and (b) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended.

“EXPIRATION DATE” has the meaning set forth in Section 10.

“FAIR MARKET VALUE” means:

(a) if the Shares are publicly traded and reported on a closing price basis, the closing price on the principal national securities exchange, market or system on which the Shares are traded on the trading day immediately preceding the date of determination or, if no trades were made on such day, on the next preceding day on which trades were made, otherwise, the average of the high bid and low asked prices for the Shares on the trading day immediately preceding the date of determination in the over-the-counter market as reported by the Nasdaq National Market (“Nasdaq”) or, if not reported by Nasdaq, by an established quotation service for over-the-counter securities; or

(b) if there is no public trading market for the Shares, the fair value of such Shares on the date of any determination as reasonably determined in good faith by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation recent sale and offer prices of Shares in private transactions negotiated at arms’ length.

Notwithstanding anything contained in this Plan to the contrary, all determinations pursuant to this Section shall be made without regard to any restriction other than a restriction which, by its terms, will never lapse.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, and statements and interpretations (if applicable) issued by the Financial Accounting Standards Board, or any successor body, as in effect from time to time, unless otherwise stated.

“INDEBTEDNESS” means (a) indebtedness for borrowed money, (b) reimbursement obligations with respect to letters of credit and similar instruments, (c) obligations incurred, issued or assumed as the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business consistent with past practice), (d) obligations of others secured by (or, for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property or assets of the Company or any subsidiary, (e) capital lease obligations, (f) obligations in respect of guarantees of any of the foregoing or any “keep well” or other agreement to maintain any financial statement condition of another person, in each case, whether or not matured, liquidated, fixed, contingent, or disputed, and (g) any prepayment penalties or similar charges incurred by the Company in connection with any of the foregoing indebtedness or obligations.

“INTEREST EXPENSE” means, for any period, all interest (including capitalized interest) and all amortization of debt discount and expense on any particular Indebtedness (including, without limitation payment-in-kind, zero coupon and other like securities and the interest component of capital lease obligations applicable to such period) of the Company and its subsidiaries determined on a consolidated basis in accordance with GAAP.

“INVESTMENT” in any Person, means any loan or advance to such Person, any purchase or other acquisition of any Equity Interest or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including any arrangement pursuant to which an investing Person incurs Indebtedness of the types referred to in the definition of “Indebtedness” in respect of such Person.

“NET DEBT” means (a) all amounts owing by the Company in respect of outstanding Indebtedness (including principal, interest, fees, expenses and prepayment penalties), less (b) cash of the Company, all determined on a consolidated basis in accordance with GAAP.

“NET INCOME” means, for any period, the gross revenues of the Company and its consolidated subsidiaries for such period less all expenses and other proper charges, in each case determined in accordance with GAAP, but (a) excluding in any event Apollo’s annual management fee charged to the Company, (b) adjusted to reflect business acquisitions or dispositions occurring in the first two quarters of a year on a pro-forma combined basis as if the transactions had occurred at the beginning of such year, taking into account synergies that are allowed to be included in pro-forma calculations under Regulation S-X promulgated by the SEC, and (c) adjusted to reflect business acquisitions or dispositions occurring in the last two quarters of a year as and to the extent deemed appropriate by the Committee in its sole discretion and (d) adjusted for the after-tax effect of extraordinary gains or losses other than business acquisitions and dispositions, and other non-recurring or non-operating gains or losses which affect Net Income as and to the extent deemed appropriate by the Committee in its sole discretion.

“OPTION” has the meaning set forth in Section 1.

“OPTION AGREEMENT” has the meaning set forth in Section 4(c).

“OPTION PRICE” has the meaning set forth in Section 5(a).

“OPTIONED SHARES” has the meaning set forth in Section 11(b).

“OPTIONEES” has the meaning set forth in Section 4(a).

“PER SHARE EQUITY VALUE” means, in respect of any Tranche B, Tranche C or Tranche D Performance Measurement Date or other applicable measurement date under the Shareholders’ Agreement, (a) the product of (i) EBITDA for the twelve-month period ending on such date, multiplied by (ii) 6.5, plus (b) (i) the aggregate amount of the consolidated cash on hand of the Company and its subsidiaries plus the aggregate Option Price for all Options that are “in the money” (as defined below), minus (ii) the liquidation value of the outstanding consolidated Indebtedness and Company preferred stock (as adjusted to reflect a Sale of the Company, if applicable, and excluding any debt or preferred stock associated with an acquisition, the earnings of which are not included in EBITDA), divided by (c) the sum of (i) the number of Shares outstanding as of the end of such twelve-month period and (ii) the number of Shares issuable upon the conversion of securities convertible into Shares or upon the exercise of options or warrants exercisable for Shares, in each case in this clause (c), which are “in the money.” For purposes hereof, an option or warrant is “in the money” if the exercise price or conversion price is less than the Per Share Equity Value, calculated without giving effect to such convertible securities, options or warrants. Notwithstanding the foregoing, in the case of a Qualified Public Offering, Per Share Equity Value shall have the meaning set forth in Sections 7(d), 8(d) and 9(d), as applicable, or, for certain purposes under the Shareholders’ Agreement, the average closing stock price for the 90 trading days immediately preceding the applicable measurement date (with the five highest and five lowest closing prices disregarded).

“PERSON” is to be construed in the broadest sense and means and includes any natural person, company, limited liability company, partnership, joint venture, corporation, business trust, or unincorporated organization or any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“QUALIFIED PUBLIC OFFERING” means a public offering of Shares of the Company in which the proceeds to the Company, net of all fees, commissions, discounts and expenses, equals or exceeds $20 million.

“SALE OF THE COMPANY” means the occurrence of one or more of the following:

(a) a sale or series of sales to any Person or group of Persons in related transactions, other than an Affiliate of the Company, of all or substantially all of the assets of the Company;

(b) a sale or series of sales by the Company of Shares (whether by merger or otherwise), if any such sale or series of sales is made to a Person or group of Persons in related transactions, other than an Affiliate of the Company, which Person (or group of Persons), after giving effect to such sale or series of sales, will own more than 50% of the outstanding Capital Stock of the Company; or

(c) a sale or series of sales by the stockholders of the Company of Shares, if any such sale is made to a Person or group of Persons in related transactions, other than an Affiliate of the Company, which Person (or group of Persons), after giving effect to such sale or series of sales, will own more than 50% of the outstanding Shares.

“SEC” means the Securities and Exchange Commission.

“SHARES” has the meaning set forth in Section 1.

“SHAREHOLDERS’ AGREEMENT” means that certain Shareholders’ Agreement among the Company, Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo U.K. Fund III, L.P. Charles J. O’Brien, Jr., Marvin Sexton, Richard Brandewie and Elton Babbitt dated as of February 10, 1998.

“SECURITIES ACT” has the meaning set forth in Section 13(b).

“TRANCHE A OPTIONS” has the meaning set forth in Section 4(d).

“TRANCHE B MISSED PERFORMANCE MEASUREMENT DATE” has the meaning set forth in Section 7(c).

“TRANCHE B OPTIONS” has the meaning set forth in Section 4(d).

“TRANCHE B PERFORMANCE MEASUREMENT DATE” has the meaning set forth in Section 7(a).

“TRANCHE B PER SHARE TARGET VALUE” has the meaning set forth in Section 7(a).

“TRANCHE B VESTING DATE” has the meaning set forth in Section 7(a).

“TRANCHE C MISSED PERFORMANCE MEASUREMENT DATE” has the meaning set forth in Section 8(c).

“TRANCHE C OPTIONS” has the meaning set forth in Section 4(d).

“TRANCHE C PERFORMANCE MEASUREMENT DATE” has the meaning set forth in Section 8(a).

“TRANCHE C PER SHARE TARGET VALUE” has the meaning set forth in Section 8(a).

“TRANCHE C VESTING DATE” has the meaning set forth in 8(a).

“TRANCHE D MISSED PERFORMANCE MEASUREMENT DATE” has the meaning set forth in Section 9(c).

“TRANCHE D OPTIONS” has the meaning set forth in Section 4(d).

“TRANCHE D PERFORMANCE MEASUREMENT DATE” has the meaning set forth in Section 9(a).

“TRANCHE D PER SHARE TARGET VALUE” has the meaning set forth in Section 9(a).

“TRANCHE D VESTING DATE” has the meaning set forth in 9(a).

“TRANSFERRED” means, with respect to any security (including any Option), sold, transferred, assigned, encumbered, pledged or otherwise disposed of, either voluntarily or involuntarily and with or without consideration (including, without limitation, by way of foreclosure or other acquisition by any lender with respect to any Shares pledged to such lender by an Optionee).

“VESTED OPTION” means an option which has vested and become exercisable in accordance with this Plan, or pursuant to an Option Agreement, as the case may be.

3.	ADMINISTRATION OF THE PLAN.

(a) Stock Option Committee. This Plan shall be administered by a committee (the “Committee”) of the Board of Directors of the Company (the “Board”), appointed from time to time by the Board. The Committee shall have the power and authority to grant Options under this Plan. The Board may exercise any power to be exercised by the Committee hereunder.

(b) Procedures. The members of the Committee shall from time to time select a Chairman from among the members of the Committee. The Committee shall adopt such rules and regulations as it shall deem appropriate concerning the holding of meetings and the administration of this Plan. A majority of the entire Committee shall constitute a quorum and the actions of a majority of the members of the Committee present at a meeting at which a quorum is present, or actions approved in writing by all of the members of the Committee, shall be the actions of the Committee.

(c) Administration. Except as may otherwise be expressly reserved to the Board as provided herein, the Committee shall have all powers with respect to the administration of this Plan, including the interpretation of the provisions of this Plan and any Option Agreement and the making of all factual determinations and financial calculations required under the Plan. All decisions of the Board or the Committee, as the case may be, not inconsistent with the Plan or Option Agreement terms, shall be conclusive and binding on all participants in this Plan. No member of the Board or Committee will be liable for any action or determination made in good faith by the Board or Committee with respect to the Plan or any Option Agreement under it.

4.	GRANT OF OPTIONS; SHARES SUBJECT TO THIS PLAN.

(a) Power to Grant Options. Subject to the provisions of this Plan, the Committee shall have the power and authority, in its sole discretion, to determine:

(i)	the persons (from among the class of persons eligible to receive Options under this Plan) to whom Options shall be granted (the “Optionees”);

(ii)	the time or times at which Options shall be granted; and

(iii)	the number of Shares subject to such Option.

Notwithstanding anything to the contrary contained herein, as of the Effective Date, each Person listed in Exhibit A shall be granted Options which shall represent the right to acquire, subject to Section 6, that number of Shares set forth opposite such Person’s name on Exhibit A.

(b) Eligibility. Options may be granted under this Plan at any time and from time to time on or prior to the tenth anniversary of the Effective Date to any person who is an employee of the Company or any of its Subsidiaries at the time of grant. Notwithstanding anything contained in Section 4(a) to the contrary, Options (other than Options granted as of the Effective Date to any Person listed in Exhibit A) may not be granted to any Person in any one taxable year of the Company in excess of 25% of the Options issued or issuable under this Plan. Notwithstanding any other provisions of this Plan to the contrary, the Committee may, in its discretion, provide that, with respect to any Option, the terms of the Option Agreement evidencing such Option shall control any conflicts between provisions of this Plan and provisions of such Option Agreement.

(c) Option Agreements. Each Option shall be evidenced by a written agreement (an “Option Agreement”), in substantially the form of Exhibit B, with such changes thereto as are consistent with this Plan as the Committee shall deem appropriate. Each Option Agreement shall be executed by the Company and the Optionee.

(d) Tranche A Options, Tranche B Options, Tranche C Options, and Tranche D Options. One half of the Options granted to each Optionee on the Effective Date shall vest in accordance with Section 6 (“Tranche A Options”), one-sixth of the options granted to each Optionee on the Effective Date shall vest in accordance with Section 7 (“Tranche B Options”), one-sixth of the options granted to each Optionee on the Effective Date shall vest in accordance with Section 8 (“Tranche C Options) and one-sixth of the options granted to each Optionee on the Effective Date shall vest in accordance with Section 9 (“Tranche D Options”). Options granted after the Effective Date shall vest as determined by the Committee, in its sole and absolute discretion, and as set forth in the applicable Option Agreement.

(e) Date of Grant. Other than Options granted as of the Effective Date, the date of grant of an Option under this Plan shall be the date as of which the Committee approves the grant of the Option.

(f) Vesting of Options. Other than Options granted as of the Effective Date, Options granted under the Plan shall become vested and exercisable as determined by the Committee and set forth in the Option Agreement.

(g) Number of Shares. Subject to any equitable adjustments pursuant to Section 12 and subject to the vesting provisions set forth herein, each Option shall be exercisable for one Share. Subject to any equitable adjustments pursuant to Section 12, the number of Shares subject at any one time to Options granted under this Plan, and the number of Shares theretofore issued and delivered pursuant to the exercise of Options granted under this Plan, shall be 222,222 Shares. If and to the extent that Options granted under this Plan terminate, expire or are canceled without having been fully exercised, new Options may be granted under this Plan with respect to the Shares covered by the unexercised portion of such terminated, expired or canceled Options.

(h) Character of Shares. The Shares issuable upon exercise of Options granted under this Plan shall be (i) authorized but unissued Shares, (ii) Shares held in the Company’s treasury or (iii) a combination of the foregoing.

(i) Reservation of Shares. The Company shall ensure that the number of Shares reserved for issuance under this Plan shall at all times be equal to the maximum number of Shares which may be purchased at such time pursuant to outstanding Options.

5.	OPTION PRICE.

(a) General. The exercise price (the “Option Price”) for each Share subject to an Option shall be determined by the Committee and set forth in the Option Agreement, except that the exercise price for Options granted on the Effective Date shall be $40.00 per share (subject to equitable adjustment pursuant to Section 12 hereof).

(b) Repricing of Options. Subsequent to the date of grant of any Option, the Committee may (i) in its discretion, establish a new Option Price for such Option so as to decrease the Option Price of such Option or (ii) with the consent of the Optionee, establish a new Option Price for such Option so as to increase the Option Price of such Option.

6.	EXERCISABILITY AND VESTING OF TRANCHE A OPTIONS.

(a) Vesting Schedule. 25% of the Tranche A Options shall become Vested Options on each of the first four anniversaries of June 30, 1998 if the Optionee is employed by the Company on such anniversary date.

(b) Termination of Employment. Except as may otherwise be provided in the Option Agreement evidencing such Option, each Tranche A Option shall cease vesting as of the time that an Optionee’s employment with the Company is terminated for any reason, and any Tranche A Option that is not a Vested Option as of such time shall become null and void and be of no further force or effect.

7.	EXERCISABILITY AND VESTING OF TRANCHE B OPTIONS

(a) Vesting Schedule. All of the Tranche B Options shall become Vested Options on the date that is nine years immediately following the date of grant (“Tranche B Vesting Date”) if the Optionee is employed by the Company on the Tranche B Vesting Date. However, if the Per Share Equity Value as of a Tranche B Performance Measurement Date indicated below (each a “Tranche B Performance Measurement Date”) equals or exceeds the corresponding Tranche B Per Share Target Value indicated below (the “Tranche B Per Share Target Value”) and the Optionee is employed by the Company on such Tranche B Performance Measurement Date, then 25% of the Tranche B Options shall vest on such Tranche B Performance Measurement Date.

TRANCHE B PERFORMANCE MEASUREMENT DATE	TRANCHE B PER SHARE TARGET VALUE
June 30, 1999	$56.00
June 30, 2000	$78.40
June 30, 2001	$109.76
June 30, 2002	$153.66

(b) Acceleration Right. If the Tranche B Per Share Target Value is not achieved for any year, the Committee, upon consultation with management, will have the discretion to cause all or part of the applicable Tranche B Options to become Vested Options.

(c) Rollover Vesting. If both (i) the Per Share Equity Value as of any Tranche B Performance Measurement Date equals at least 80% of the Tranche B Per Share Target Value established for such Tranche B Performance Measurement Date (the “Tranche B Missed Performance Measurement Date”), but is less than 100% of the Tranche B Per Share Target Value established for such Tranche B Performance Measurement Date and (ii) either (A) the Per Share Equity Value as of the immediately subsequent Tranche B Performance Measurement Date equals or exceeds 100% of the Tranche B Per Share Target Value established for such subsequent Tranche B Performance Measurement Date or (B) both (x) the Per Share Equity Value as of the immediately subsequent Tranche B Performance Measurement Date equals at least 80% of the Tranche B Per Share Target Value established for such Tranche B Performance Measurement Date, but is less than 100% of the Tranche B Per Share Target Value established for such subsequent Tranche B Performance Measurement Date and (y) the Per Share Equity Value as of the second subsequent Tranche B Performance Measurement Date equals or exceeds 100% of the Tranche B Per Share Target Value established for such second subsequent Tranche B Performance Measurement Date, then the Tranche B Options shall become Vested Options as of the first or second anniversary of the Tranche B Missed Performance Measurement Date, as applicable, if the Optionee holding the applicable Tranche B Option is employed by the Company as of the first or second anniversary of the Tranche B Missed Performance Measurement Date, as applicable. Tranche B Options that have not become Vested Options as of the June 30, 2002 Tranche B Performance Measurement Date will no longer be subject to vesting under this Section 7(c).

(d) IPO Prior to Final Performance Measurement Date. Notwithstanding the foregoing provisions of this Section 7, if the Company sells Shares in a Qualified Public Offering prior to the June 30, 2002 Tranche B Performance Measurement Date, the Per Share Equity Value as of each Tranche B Performance Measurement Date following the Qualified Public Offering shall be the average closing stock price for the 90 trading days immediately preceding such Tranche B Performance Measurement Date (with the five highest and five lowest closing prices disregarded), subject to adjustment pursuant to Section 12 hereof.

(e) Sale of the Company. Notwithstanding the foregoing provisions of this Section 7, if a Sale of the Company shall occur prior to June 30, 2004 all of the Tranche B Options that have not previously become Vested Options shall become Vested Options as of the effective date of the Sale of the Company, subject to the conditions that the Optionee is employed by the Company on such date and that the Fair Market Value of the per share consideration received by the holders of Shares (after giving effect to the vesting described herein) equals or exceeds (i) the Tranche B Per Share Target Value for the Tranche B Performance Measurement Date immediately preceding such Sale of the Company, plus (ii) the product of (x) (A) the Tranche B Per Share Target Value for the Tranche B Performance Measurement Date immediately following such Sale of the Company, less (B) the Tranche B Per Share Target Value for the Tranche B Performance Measurement Date immediately preceding such Sale of the Company, multiplied by (y) a fraction, the numerator of which is the number of days elapsed as of the consummation of such Sale of the Company since the immediately preceding Tranche B Performance Measurement Date and the denominator of which is 365. If the foregoing conditions are not met, such Tranche B Options shall not become Vested Options upon the Sale of the Company, but such Tranche B Options shall remain eligible to become Vested Options on the Tranche B Vesting Date if the Optionee remains employed by the Company until the Tranche B Vesting Date. For purposes of this Section 7(e) only, any Tranche B Performance Measurement Dates for years after 2002 shall be deemed to occur on June 30 of each such year and any Tranche B Per Share Target Values for years after 2002 shall be calculated assuming the Tranche B Per Share Target Values set forth in Section 7(a) were extrapolated based on a progression rate consistent with such Tranche B Per Share Target Values.

(f) Calculations. Notwithstanding anything to the contrary contained in this Plan, the determination as to whether the Per Share Equity Value equals or exceeds the Tranche B Per Share Target Value shall be made after the Company’s audited financials for the applicable period become available. All decisions by the Committee with respect to any calculations pursuant to this Section (absent manifest error) shall be final and binding on all Optionees. The Committee shall provide each affected Optionee with a notice as to the results of its calculations as they relate to the vesting of Options within 60 days of the date the audited financials for the applicable period become available.

(g) Termination of Employment. Except as may otherwise be provided in the Option Agreement evidencing such Option, each Tranche B Option shall cease vesting as of the time that an Optionee’s employment with the Company is terminated for any reason, and no Tranche B Option which is not a Vested Option as of such time shall become a Vested Option thereafter.

8.	EXERCISABILITY AND VESTING OF TRANCHE C OPTIONS.

(a) Vesting Schedule. All of the Tranche C Options shall become Vested Options on the date that is nine years immediately following the date of the grant (“Tranche C Vesting Date”) if the Optionee is employed by the Company on the Tranche C Vesting Date. However, if the Per Share Equity Value as of the Tranche C Performance Measurement Date indicated below (each a “Tranche C Performance Measurement Date”) equals or exceeds the corresponding Tranche C Per Share Target Value indicated below (the “Tranche C Per Share Target Value”) and the Optionee is employed by the Company on such Tranche C Performance Measurement Date indicated below, then 25% of the Tranche C Options shall vest on such Tranche C Performance Measurement Date.

TRANCHE C PERFORMANCE MEASUREMENT DATE	TRANCHE C PER SHARE TARGET VALUE
June 30, 1999	$54.00
June 30, 2000	$72.90
June 30, 2001	$98.42
June 30, 2002	$132.86

(b) Acceleration Right. If the Tranche C Per Share Target Value is not achieved for any year, the Committee, upon consultation with management, will have the discretion to cause all or part of the applicable Tranche C Options, to become Vested Options.

(c) Rollover Vesting. If both (i) the Per Share Equity Value as of any Tranche C Performance Measurement Date equals at least 80% of the Tranche C Per Share Target Value established for such Tranche C Performance Measurement Date (the “Tranche C Missed Performance Measurement Date”), but is less than 100% of the Tranche C Per Share Target Value established for such Tranche C Performance Measurement Date and (ii) either (A) the Per Share Equity Value as of the immediately subsequent Tranche C Performance Measurement Date equals or exceeds 100% of the Tranche C Per Share Target Value established for such subsequent Tranche C Performance Measurement Date or (B) both (x) the Per Share Equity Value as of the immediately subsequent Tranche C Performance Measurement Date equals at least 80% of the Tranche C Per Share Target Value established for such Tranche C Performance Measurement Date, but is less than 100% of the Tranche C Per Share Target Value established for such subsequent Tranche C Performance Measurement Date and (y) the Per Share Equity Value as of the second subsequent Tranche C Performance Measurement Date equals or exceeds 100% of the Tranche C Per Share Target Value established for such second subsequent Tranche C Performance Measurement Date, then the Tranche C Options shall become Vested Options as of the first or second anniversary of the Tranche C Missed Performance Measurement Date, as applicable, if the Optionee holding the applicable Tranche C Option is employed by the Company as of the first or second anniversary of the Tranche C Missed Performance Measurement Date, as applicable. Tranche C Options that have not become Vested Options as of the June 30, 2002 Tranche C Performance Measurement Date will no longer be subject to vesting under this Section 8(c).

(d) IPO Prior to Final Performance Measurement Date. Notwithstanding the foregoing provisions of this Section 8, if the Company sells Shares in a Qualified Public Offering prior to the June 30, 2002 Tranche C Performance Measurement Date, the Per Share Equity Value as of each Tranche C Performance Measurement Date following the Qualified Public Offering shall be the average closing stock price for the 90 trading days immediately preceding such Tranche C Performance Measurement Date (with the five highest and five lowest closing prices disregarded), subject to adjustment pursuant to Section 12 hereof.

(e) Sale of the Company. Notwithstanding the foregoing provisions of this Section 8, if a Sale of the Company shall occur prior to June 30, 2004 all of the Tranche C Options that have not previously become Vested Options shall become Vested Options as of the effective date of the Sale of the Company, subject to the conditions that the Optionee is employed by the Company on such date and that the Fair Market Value of the per share consideration received by the holders of Shares (after giving effect to the vesting described herein) equals or exceeds (i) the Tranche C Per Share Target Value for the Tranche C Performance Measurement Date immediately preceding such Sale of the Company, plus (ii) the product of (x) (A) the Tranche C Per Share Target Value for the Tranche C Performance Measurement Date immediately following such Sale of the Company, less (B) the Tranche C Per Share Target Value for the Tranche C Performance Measurement Date immediately preceding such Sale of the Company, multiplied by (y) a fraction, the numerator of which is the number of days elapsed as of the consummation of such Sale of the Company since the immediately preceding Tranche C Performance Measurement Date and the denominator of which is 365. If the foregoing conditions are not met, such Tranche C Options shall not become Vested Options upon the Sale of the Company, but such Tranche C Options shall remain eligible to become Vested Options on the Tranche C Vesting Date if the Optionee remains employed by the Company until the Tranche C Vesting Date. For purposes of this Section 8(e) only, any Tranche C Performance Measurement Dates for years after 2002 shall be deemed to occur on June 30 of each such year and any Tranche C Per Share Target Values for years after 2002 shall be calculated assuming the Tranche C Per Share Target Values set forth in Section 8(a) were extrapolated based on a progression rate consistent with such Tranche C Per Share Target Values.

(f) Calculations. Notwithstanding anything to the contrary contained in this Plan, the determination as to whether the Per Share Equity Value equals or exceeds the Tranche C Per Share Target Value shall be made after the Company’s audited financials for the applicable period become available. All decisions by the Committee with respect to any calculations pursuant to this Section (absent manifest error) shall be final and binding on all Optionees. The Committee shall provide each affected Optionee with a notice as to the results of its calculations as they relate to the vesting of Options within 60 days of the date the audited financials for the applicable period become available.

(g) Termination of Employment. Except as may otherwise be provided in the Option Agreement evidencing such Option, each Tranche C Option shall cease vesting as of the time that an Optionee’s employment with the Company is terminated for any reason, and no Tranche C Option which is not a Vested Option as of such time shall become a Vested Option thereafter.

9.	EXERCISABILITY AND VESTING OF TRANCHE D OPTIONS.

(a) Vesting Schedule. All of the Tranche D Options shall become Vested Options on the date that is nine years immediately following the date of the grant (“Tranche D Vesting Date”) if the Optionee is employed by the Company on the Tranche D Vesting Date. However, if the Per Share Equity Value as of the Tranche D Performance Measurement Date indicated below (each a “Tranche D Performance Measurement Date”) equals or exceeds the corresponding Tranche D Per Share Target Value indicated below (the “Tranche D Per Share Target Value”) and the Optionee is employed by the Company on such Tranche D Performance Measurement Date indicated below, then 25% of the Tranche D Options shall vest on such Tranche D Performance Measurement Date.

TRANCHE D PERFORMANCE MEASUREMENT DATE	TRANCHE D PER SHARE TARGET VALUE
June 30, 1999	$52.00
June 30, 2000	$67.60
June 30, 2001	$87.88
June 30, 2002	$114.24

(b) Acceleration Right. If the Tranche D Per Share Target Value is not achieved for any year, the Committee, upon consultation with management, will have the discretion to cause all or part of the applicable Tranche D Options, to become Vested Options.

(c) Rollover Vesting. If both (i) the Per Share Equity Value as of any Tranche D Performance Measurement Date equals at least 80% of the Tranche D Per Share Target Value established for such Tranche D Performance Measurement Date (the “Tranche D Missed Performance Measurement Date”), but is less than 100% of the Tranche D Per Share Target Value established for such Tranche D Performance Measurement Date and (ii) either (A) the Per Share Equity Value as of the immediately subsequent Tranche D Performance Measurement Date equals or exceeds 100% of the Tranche D Per Share Target Value established for such subsequent Tranche D Performance Measurement Date or (B) both (x) the Per Share Equity Value as of the immediately subsequent Tranche D Performance Measurement Date equals at least 80% of the Tranche D Per Share Target Value established for such Tranche D Performance Measurement Date, but is less than 100% of the Tranche D Per Share Target Value established for such subsequent Tranche D Performance Measurement Date and (y) the Per Share Equity Value as of the second subsequent Tranche D Performance Measurement Date equals or exceeds 100% of the Tranche D Per Share Target Value established for such second subsequent Tranche D Performance Measurement Date, then the Tranche D Options shall become Vested Options as of the first or second anniversary of the Tranche D Missed Performance Measurement Date, as applicable, if the Optionee holding the applicable Tranche D Option is employed by the Company as of the first or second anniversary of the Tranche D Missed Performance Measurement Date, as applicable. Tranche D Options that have not become Vested Options as of the June 30, 2002 Tranche D Performance Measurement Date will no longer be subject to vesting under this Section 9(c).

(d) IPO Prior to Final Performance Measurement Date. Notwithstanding the foregoing provisions of this Section 9, if the Company sells Shares in a Qualified Public Offering prior to the June 30, 2002 Tranche D Performance Measurement Date, the Per Share Equity Value for each Tranche D Performance Measurement Date following the Qualified Public Offering shall be the average closing stock price for the 90 trading days immediately preceding such Tranche D Performance Measurement Date (with the five highest and five lowest closing prices disregarded), subject to adjustment pursuant to Section 12 hereof.

(e) Sale of the Company. Notwithstanding the foregoing provisions of this Section 9, if a Sale of the Company shall occur prior to June 30, 2004 all of the Tranche D Options that have not previously become Vested Options shall become Vested Options as of the effective date of the Sale of the Company, subject to the conditions that the Optionee is employed by the Company on such date and that the Fair Market Value of the per share consideration received by the holders of Shares (after giving effect to the vesting described herein) equals or exceeds (i) the Tranche D Per Share Target Value for the Tranche D Performance Measurement Date immediately preceding such Sale of the Company, plus (ii) the product of (x) (A) the Tranche D Per Share Target Value for the Tranche D Performance Measurement Date immediately following such Sale of the Company, less (B) the Tranche D Per Share Target Value for the Tranche D Performance Measurement Date immediately preceding such Sale of the Company, multiplied by (y) a fraction, the numerator of which is the number of days elapsed as of the consummation of such Sale of the Company since the immediately preceding Tranche D Performance Measurement Date and the denominator of which is 365. If the foregoing conditions are not met, such Tranche D Options shall not become Vested Options upon the Sale of the Company, but such Tranche D Options shall remain eligible to become Vested Options on the Tranche D Vesting Date if the Optionee remains employed by the Company until the Tranche D Vesting Date. For purposes of this Section 9(e) only, any Tranche D Performance Measurement Dates for years after 2002 shall be deemed to occur on June 30 of each such year and any Tranche D Per Share Target Values for years after 2002 shall be calculated assuming the Tranche D Per Share Target Values set forth in Section 9(a) were extrapolated based on a progression rate consistent with such Tranche D Per Share Target Values.

(f) Calculations. Notwithstanding anything to the contrary contained in this Plan, the determination as to whether the Per Share Equity Value equals or exceeds the Tranche D Per Share Target Value shall be made after the Company’s audited financials for the applicable period become available. All decisions by the Committee with respect to any calculations pursuant to this Section (absent manifest error) shall be final and binding on all Optionees. The Committee shall provide each affected Optionee with a notice as to the results of its calculations as they relate to the vesting of Options within 60 days of the date the audited financials for the applicable period become available.

(g) Termination of Employment. Except as may otherwise be provided in the Option Agreement evidencing such Option, each Tranche D Option shall cease vesting as of the time that an Optionee’s employment with the Company is terminated for any reason, and no Tranche D Option which is not a Vested Option as of such time shall become a Vested Option thereafter.

10.	AUTOMATIC TERMINATION OF OPTION.

Each Vested Option that has not previously been exercised by an Optionee shall automatically terminate and shall become null and void and be of no further force or effect upon the first of the following to occur (the “Expiration Date”):

(a) the tenth anniversary of the date on which such Option is granted;

(b) if an Optionee’s employment with the Company is terminated for any reason other than the death or Disability of the Optionee, the thirtieth day following the later of (i) the date of such termination and (ii) the date on which the Optionee ceases to be a member of the Board;

(c) if an Optionee’s employment with the Company is terminated due to the death or Disability of the Optionee, six months after the date of such death or Disability; or

(d) notwithstanding the foregoing, the expiration of such other period of time or the occurrence of such other event as the Committee, in its discretion, may provide in the Option Agreement governing such Option, provided that no Option shall be exercisable after the tenth anniversary of the date on which such Option is granted.

11.	PROCEDURE FOR EXERCISE.

(a) Payment. At the time an Option is granted under this Plan, the Committee shall, in its discretion, specify one or more of the following forms of payment which may be used by an Optionee upon exercise of his Vested Option:

(i) cash or personal or certified check payable to the Company in an amount equal to the aggregate Option Price of the Shares with respect to which the Option is being exercised;

(ii) stock certificates (in negotiable form) representing Shares having a Fair Market Value on the date of exercise equal to the aggregate Option Price of the Shares with respect to which the Option is being exercised; or

(iii) a combination of the methods set forth in clauses (i) and (ii), above.

(b) Notice. An Optionee (or other person, as provided in Section 13(c)) may exercise a Vested Option granted under this Plan in whole or in part (but for the purchase of whole Shares only), as provided in the Option Agreement evidencing his Option, by delivering a written notice (the “Notice”) to the Secretary of the Company. The Notice shall state:

(i) that the Optionee elects to exercise the Vested Option;

(ii) the number of Shares with respect to which the Vested Option is being exercised (the “Optioned Shares”);

(iii) the method of payment for the Optioned Shares (which method must be available to the Optionee under the terms of his Option Agreement);

(iv) the date upon which the Optionee desires to consummate the purchase (which date must be prior to the termination of such Option);

(v) a copy of any election filed by the Optionee pursuant to Section 83(b) of the Code; and

(vi) such further provisions consistent with this Plan as the Committee may from time to time require.

The exercise date of a Vested Option shall be the date on which the Company receives the Notice from the Optionee, or such later date as may be specified in the Notice from the Optionee.

(c) Issuance of Certificates. The Company shall issue shares in the name of the Optionee (or such other person exercising the Option in accordance with the provisions of Section 13(c)) for the Optioned Shares with respect to which such Option is being exercised as soon as practicable after receipt of the Notice and payment of the aggregate Option Price for such shares, provided, however, that the Company may, in its discretion, reduce the number of Shares issued by such number of Shares having an aggregate Fair Market Value equal to the Optionee’s outstanding indebtedness to the Company as of the exercise date of the Option (or any lesser amount). If the Company uses an electronic recordation system for the ownership of shares, then, within a reasonable time after the issuance of the Optioned Shares, the Company shall send the shareholder a written statement of stock ownership as and to the extent required by the Company’s Amended and Restated By-laws or the Florida Business Corporation Act. Neither the Optionee nor any person exercising an Option in accordance with the provisions of Section 13(c) shall have any privileges as a stockholder of the Company with respect to any shares of stock subject to an Option granted under this Plan until the date of issuance of shares pursuant to this Section 11(c).

12.	ADJUSTMENTS.

(a) If the Company shall at any time change the number of issued Shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Shares) or make a distribution of cash or property which has a substantial impact on the value of issued Shares, the number of Shares covered by each outstanding Option and the purchase price per Share under each outstanding Option shall be adjusted so that the aggregate consideration payable to the Company and the value of each such Option shall not be changed.

(b) Notwithstanding any other provision of the Plan, and without affecting the number of Shares reserved or available hereunder, the Committee shall authorize the issuance, continuation or assumption of outstanding Options or provide for other equitable adjustments after changes in the Shares resulting from any merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving corporation, upon such terms and conditions as it may deem necessary to preserve Optionees’ rights under the Plan.

(c) In the case of any sale of assets, merger, consolidation or combination of the Company with or into another corporation other than a transaction in which the Company is the continuing or surviving corporation and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an “Acquisition”), any Optionee who holds an outstanding Option shall have the right (subject to the provisions of the Plan and any limitation applicable to the Option) thereafter and during the term of the Option, to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of Shares which would have been obtained upon exercise of the Option or portion thereof, as the case may be, immediately prior to the Acquisition. The term “Acquisition Consideration” shall mean (i) the kind and amount of securities of the surviving or new corporation, cash, or any combination thereof receivable in respect of Shares of the Company upon consummation of an Acquisition or (ii) the kind and amount of shares of the surviving or new corporation, cash, or any combination thereof (as determined by the Committee) having a fair market value equal to the fair market value of consideration other than cash or securities receivable in respect of Shares of the Company upon consummation of an Acquisition.

(d) Any adjustments or other determinations to be made as provided for in this Section 12 shall be made by the Committee in its discretion acting in good faith, and shall be conclusive and binding on all persons holding any Options granted under this Plan.

13.	RESTRICTIONS ON OPTIONS AND OPTIONED SHARES.

(a) No Options shall be granted under this Plan, and no Shares shall be issued and delivered upon the exercise of Options granted under this Plan, unless and until the Company and/or the Optionee shall have complied with all applicable Federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction. The Company shall make all reasonable efforts to comply with such requirements that relate to the Company.

(b) The Committee in its sole and absolute discretion may, as a condition to the exercise of any Vested Option granted under this Plan, require an Optionee (i) to represent in writing that the Shares received upon exercise of a Vested Option are being acquired for investment and not with a view to distribution (ii) to make such other representations and warranties as are reasonably deemed appropriate by the Company to satisfy the requirements of applicable law, including, without limitation, an applicable private placement exemption of the Securities Act as determined by the Committee. Stock certificates representing Shares acquired upon the exercise of Vested Options that have not been registered under the Securities Act shall, if required by the Committee, bear the following legend and such additional legends as may be required by the Option Agreement evidencing a particular Option:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL TO THE ISSUER HEREOF THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.”

For any uncertificated shares of Common Stock acquired upon the exercise of Options that have not been registered under the Securities Act, the Company may, in its discretion, make a notation within any electronic recordation system for ownership of shares or utilize other reasonable means to evidence such have not been registered under the Securities Act.

(c) No Option granted under this Plan may be Transferred by the Optionee, except by will or by the laws of descent and distribution. A Vested Option may be exercised during the lifetime of the Optionee only by the Optionee. If an Optionee dies, his Vested Options shall thereafter be exercisable, during the period specified in Section 10(d) or the applicable Option Agreement (as the case may be), by his executors or administrators to the full extent (but only to such extent) to which such Options were exercisable by the Optionee at the time of his death.

(d) No Share issued upon exercise of an Option may be Transferred, except as otherwise provided in this Plan, in the Shareholders’ Agreement (if applicable to the Optionee), by will, by the laws of descent and distribution or to the Company or any of the Company’s Affiliates.

(e) The rights of an Optionee with respect to each Share issuable upon exercise of an Option granted under the Plan shall be subject to and benefit from the terms of the Shareholders’ Agreement (if applicable to the Optionee), and an Optionee shall be required, as a condition of exercising an Option, to execute and deliver all such agreements and other instruments required by the Company for such purpose.

(f) The Committee in its sole and absolute discretion may, as a condition to receiving an Option granted under the Plan (other than the Options granted on the Effective Date, which are subject to the Shareholders’ Agreement), require that the Optionee enter into a shareholders’ or similar agreement in the form approved by the Committee that shall provide for one or more of the following: transfer restrictions, right of first refusal, call option, drag-along rights, tag-along rights, option exercise “blackout” periods and other such rights or restrictions with respect to the Options and the Optioned Shares as the Committee in its discretion shall deem appropriate.

14.	EFFECTIVE DATE AND TERMINATION OF THE PLAN.

(a) This Plan shall become effective on the Effective Date.

(b) No Options may be granted after the tenth anniversary of the Effective Date.

(c) Any Option outstanding as of the tenth anniversary of the Effective Date shall remain in effect until the earlier of the exercise thereof or the Expiration Date with respect to such Option.

15.	WITHHOLDING TAXES.

When taxable compensation is realized by an Optionee in respect of an Option, such Optionee shall satisfy all applicable federal, state or local taxes required by law to be withheld at such time. The Option Agreement shall specify the manner in which the withholding obligation shall be satisfied with respect to the Option.

16.	MISCELLANEOUS.

Each Option granted under this Plan may contain such other terms and conditions not inconsistent with this Plan as may be determined by the Committee, in its sole and absolute discretion.

(a) Number and Gender. With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, and vice-versa, as the context requires.

(b) Captions. The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

(c) Amendment of Plan. This Plan may be modified or amended in any respect by the Board, provided that no amendment or modification of the Plan shall in any manner affect any Option theretofore granted without the consent of the Optionee or the permitted transferee of such Option.

(d) Governing Law. All questions concerning the construction, interpretation and validity of this Plan and the instruments evidencing the Options granted hereunder shall be governed by and construed and enforced in accordance with the domestic laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether in the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. In furtherance of the foregoing, the internal law of the State of Florida will control the interpretation and construction of this Plan, even it under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(e) No Evidence of Employment or Service. Nothing contained in this Plan or in any Option Agreement shall confer upon any Optionee any right with respect to the continuation of his employment by or service with the Company or any of its subsidiaries or interfere in any way with the right of the Company or any such subsidiary (subject to the terms of any separate agreement to the contrary) at any time to terminate such employment or service or to increase or decrease the compensation of the Optionee from the rate in existence at the time of the grant of an Option.

(f) Integration. The provisions contained in this Plan and any Option Agreement shall supersede all prior plans, agreements and understandings with respect to the subject matter hereof, including, without limitation, the “Option Plan” term sheet set forth as Attachment A to the employment agreements dated as of February 10, 1998 by and between Montgomery Tank Lines, Inc., and Charles J. O’Brien, Jr., Marvin Sexton and Richard Brandewie.

EXHIBIT A

LIST OF OPTIONEES AND NUMBER OF OPTIONS AWARDED

Optionee	Options
	Tranche A	Tranche B	Tranche C	Tranche D
Richard Brandewie	11,000	3,667	3.667	3.666
Charles J. O’Brien, Jr.	11,000	3,667	3,667	3.666
Marvin Sexton	11,000	3,667	3,667	3,666